November 14, 2018

David C. Frydenlund
Chief Financial Officer
ENERGY FUELS INC
225 Union Blvd., Suite 600
Lakewood, Colorado 80228

       Re: ENERGY FUELS INC
           Registration Statement on Form S-3
           Filed November 5, 2018
           File No. 333-228158

Dear Mr. Frydenlund:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ruairi Regan at 202-551-3269 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining
cc:    Richard Raymer, Esq.